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                                                                      Exhibit 16


August 13, 2004


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Alteon Inc. and, under the date of March 3, 2004, we reported on the financial statements of Alteon Inc. as of and for the years ended December 31, 2003 and 2002. On August 10, 2004, we resigned. We have read Alteon Inc.'s statements included under Item 4 of its Form 8-K dated August 13, 2004, and we agree with such statements.

Very truly yours,


/s/ KPMG LLP